Exhibit 99.1

MarkWest Hydrocarbon Reports 2005 Fourth Quarter and Year-End Results

DENVER—March 21, 2006—MarkWest Hydrocarbon, Inc. (AMEX: MWP) (the “Company”) today reported a net loss of $1.0 million for the three months ended December 31, 2005, or an $0.09 loss per diluted share, compared to net income of $6.7 million, or $0.63 per diluted share, for the fourth quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss of $6.8 million, or $0.63 per diluted share, compared to a net loss of $0.9 million, or $0.08 per diluted share, for the year ended December 31, 2004.

The Company reports its operations under two business segments, MarkWest Hydrocarbon Standalone (Standalone) and MarkWest Energy Partners. The Standalone business segment consists of the Company’s natural gas liquid (NGL) marketing activities for our NGL’s extracted primarily at MarkWest Energy Partners Siloam facility, the management of our keep-whole contracts in Appalachia and a wholesale propane marketing business. For the three months ended December 31, 2005, Standalone reported a loss from operations of $0.4 million, a decrease of $6.3 million when compared to the $5.9 million of income from operations for the same period in 2004. This result is summarized as follows:

•                  Our realized fractionation (frac) spread declined significantly compared to the prior year. This amounted to an $11.6 million impact (approximately $0.09 per gallon in 2005 vs. approximately $0.41 per gallon in 2004).

•                  The revaluation of our long-term shrink obligation (a non-cash item) increased revenue by $3 million in 2005 compared to a $0.4 million decrease in 2004, resulting in a $3.4 million positive impact to the quarter-over-quarter comparison.

•                  The loss from operations was further offset by the favorable impact of decreased facility expense and selling, general and administrative expenses of $1.0 million and $0.6 million, respectively.

For the year ended December 31, 2005, MarkWest Hydrocarbon Standalone reported a loss from operations of $11.8 million compared to a loss from operations for the year ended December 31, 2004 of $4.9 million, an increase of $6.9 million. This result is summarized as follows:

•                  The long-term shrink obligation (a non-cash item) accounted for $5.2 million of this decrease.

•                  A decline in the realized frac spread accounted for a further $4.7 million of this amount (approximately $0.19 per gallon in 2005 vs. approximately $0.21 per gallon in 2004).

•                  The Michigan E&P activities and Net profits interest also declined by $1.0 million.

•                  These amounts were offset by a $3.4 million reduction in facility expenses, primarily attributable to efficiencies at the new Cobb facility. Increased income from our wholesale and other fee business accounted for a $0.6 million improvement for 2005 compared to 2004.

A key element of the MarkWest Hydrocarbon’s activity is the cash distributions it receives on its ownership interest in MarkWest Energy Partners, L.P., which consists of approximately 2.8 million limited partner units, its 2% general partner interest and its incentive distribution rights. MarkWest Hydrocarbon received $3.3 million in distributions in the fourth quarter of 2005, which represents a significant increase over the $2.6 million received in the fourth quarter of 2004. For the year ended December 31, 2005 MarkWest Hydrocarbon received $12.3 million in distributions from MarkWest Energy Partners, compared to $8.7 million for the year ended December 31, 2004.

MarkWest Energy Partners, L.P. reported income from operations of $13.5 million in the fourth quarter of 2005, up from $8.6 million in the fourth quarter of 2004. For the year ended December 31, 2005 MarkWest Energy Partners, L.P. reported income from operations of $33.3 million, up from $24.4 million for the year ended December 31, 2004.

In January 2006, the Company paid a quarterly cash dividend of $0.125 per share of its common stock held by the common stockholders. This matched the quarterly dividend distribution for the third quarter of 2005.

“The less favorable frac spreads significantly affected our earnings on a standalone basis when compared to the strong fourth quarter and year we experienced in 2004,” said Frank Semple, President and Chief Executive Officer. “Frac spreads are an important part of our business from both a financial and operational risk perspective. We proactively manage this exposure primarily through a combination of frac spread hedges at times when we can lock in positive operating margin and optimization of our operational pre-delivery capabilities. In addition, as the cash flow from our investment in MarkWest Energy Partners increases over time, the Hydrocarbon standalone component of our business will decline and our relative sensitivity to commodity prices and frac spreads will also continue to decrease. We are very focused on both the continued growth of MWE and the mitigation of our frac spread exposure. I am extremely excited about 2006 and beyond. With the exception of the hurricane impact on Starfish, the MWE core assets are performing well and we now have a very broad asset base, which provides both diversity of cash flows and significant opportunities for internal growth capital projects. I am also very pleased by the organizational growth and development during the past year. This is always the biggest challenge with a rapidly expanding company and we have added significant capabilities both in the field and our corporate office in Denver.”

The Company will host a conference call on Wednesday, March 22, 2006, at 2:00 P.M. MST to review its fourth quarter 2005 earnings. Interested parties can participate in the call by dialing the following number approximately ten minutes prior to the scheduled start time:  1-800-366-3908. A replay of the call will be available through March 29, 2006 by dialing 1-800-405-2236 and entering the following passcode: 11056719#. To access the webcast, please visit our website at www.markwest.com.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2005 as filed with the SEC.

MarkWest Hydrocarbon, Inc.

Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2004
Revenues	$264,159	$155,878	$714,177	$460,113

Operating expenses:
Purchased product costs	220,155	115,301	583,084	363,261
Facility expenses	13,250	8,121	45,577	28,580
Selling, general and administrative expenses	8,210	10,495	33,350	28,132
Depreciation	6,068	5,200	20,829	16,895
Amortization of intangible assets	3,368	2,172	9,656	3,640
Accretion of asset retirement obligation	23	2	160	15
Impairments	—	130	—	130
Total operating expenses	251,074	141,421	692,656	440,653

Income from operations	13,085	14,457	21,521	19,460

Other income (expense):
Income (loss) from unconsolidated subsidiary	(2,144)	49	(2,153)	—
Interest income	219	111	1,060	647
Interest expense	(9,349)	(3,591)	(22,622)	(9,383)
Amortization of deferred financing costs (a component of interest expense)	(5,328)	(1,547)	(6,979)	(5,281)
Dividend income	103	90	392	259
Miscellaneous income (expense)	(34)	192	266	788
Income (loss) from continuing operations before non-controlling interest in net income of consolidated subsidiary and income taxes	(3,448)	9,761	(8,515)	6,490

Income tax (expense) benefit
Current	(554)	131	(554)	(20)
Deferred	(542)	380	2,358	(58)
Income tax (expense) benefit	(1,096)	511	1,804	(78)

Non-controlling interest in net income of consolidated subsidiary	3,500	(3,556)	(91)	(7,315)

Net income (loss)	$(1,044)	$6,716	$(6,802)	$(903)

Net income (loss) per share:
Basic	$(0.09)	$0.63	$(0.63)	$(0.08)
Diluted	$(0.09)	$0.63	$(0.63)	$(0.08)

Weighted average number of outstanding shares of common stock:
Basic	10,800	10,750	10,785	10,686
Diluted	10,800	10,825	10,785	10,686

MarkWest Hydrocarbon, Inc.

Income (Loss) from Operations

(in thousands)

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners	Eliminating Entries	Total
	(in thousands)
Three Months Ended December 31, 2005:
Revenues	$106,629	$175,919	$(18,389)	$264,159
Purchased product costs	98,848	133,357	(12,050)	220,155
Net operating margin	7,781	42,562	(6,339)	44,004
Facility expenses	4,822	14,767	(6,339)	13,250
Selling, general and administrative expenses	3,124	5,086	—	8,210
Depreciation	207	5,861	—	6,068
Amortization of intangible assets	—	3,368	—	3,368
Accretion of asset retirement and sublease obligations	—	23	—	23
Income (loss) from operations	$(372)	$13,457	$—	$13,085

December 31, 2005:
Cash, cash equivalents and restricted cash	$863	$20,105	$—	$27,038
Current assets	92,821	148,498	(11,361)	229,958
Current liabilities	43,609	136,554	11,361	168,802
Total assets	124,966	1,046,093	(38,755)	1,132,304
Total debt	7,500	604,000	—	611,500

Three Months Ended December 31, 2004:
Revenues	$77,619	$93,988	$(15,729)	$155,878
Purchased product costs	61,915	62,594	(9,208)	115,301
Net operating margin	15,704	31,394	(6,521)	40,577
Facility expenses	5,844	8,798	(6,521)	8,121
Selling, general and administrative expenses	3,708	6,787	—	10,495
Depreciation	297	4,903	—	5,200
Amortization of intangible assets	—	2,172	—	2,172
Accretion of asset retirement and lease obligations	2	—	—	2
Impairments	—	130	—	130
Income from operations	$5,853	$8,604	$—	$14,457

December 31, 2004:
Cash, cash equivalents and restricted cash	$3,581	$24,263	$—	$27,844
Current assets	70,865	72,959	(12,849)	130,975
Current liabilities	27,505	62,412	12,849	77,068
Total assets	99,933	529,422	(35,781)	593,574
Total debt	—	225,000	—	225,000

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners	Eliminating Entries	Total
	(in thousands)
Year Ended December 31, 2005:
Revenues	$280,015	$499,084	$(64,922)	$714,177
Purchased product costs	258,188	366,878	(41,982)	583,084
Net operating margin	21,827	132,206	(22,940)	131,093
Facility expenses	20,545	47,972	(22,940)	45,577
Selling, general and administrative expenses	11,777	21,573	—	33,350
Depreciation	1,295	19,534	—	20,829
Amortization of intangible assets	—	9,656	—	9,656
Accretion of asset retirement and sublease obligations	1	159	—	160
Income (loss) from operations	$(11,791)	$33,312	$—	$21,521

Year Ended December 31, 2004:
Revenues	$218,337	$301,314	$(59,538)	$460,113
Purchased product costs	185,951	211,534	(34,224)	363,261
Net operating margin	32,386	89,780	(25,314)	96,852
Facility expenses	23,983	29,911	(25,314)	28,580
Selling, general and administrative expenses	11,999	16,133	—	28,132
Depreciation	1,339	15,556	—	16,895
Amortization of intangible assets	—	3,640	—	3,640
Accretion of asset retirement and lease obligations	2	13	—	15
Impairments	—	130	—	130
Income (loss) from operations	$(4,937)	$24,397	$—	$19,460

MarkWest Hydrocarbon, Inc.

Operating Statistics

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
MarkWest Hydrocarbon Standalone:
Marketing
NGL product sales (gallons)	45,516,000	47,900,000	162,000,000	178,000,000

Wholesale
NGL product sales (gallons) (1)	27,305,000	26,338,000	68,879,000	42,154,000

MarkWest Energy Partners:
Southwest:
East Texas (2)
Gathering systems throughput (Mcf/d)	342,300	267,700	321,000	259,300
NGL product sales (gallons)	37,518,000	29,210,000	126,476,000	41,478,000

Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	84,500	61,500	75,800	60,900
Arapaho NGL product sales (gallons)	14,723,000	16,587,000	60,903,000	45,273,000

Other
Appleby gathering systems throughput (Mcf/d)	35,600	29,600	33,400	27,100
Other gathering systems throughput (Mcf/d)	17,000	16,600	16,500	17,000
Lateral throughput volumes (Mcf/d) (3)	52,300	67,100	81,000	75,500

Appalachia:
Natural gas processed for a fee (Mcf/d) (4)	200,700	208,000	197,000	203,000
NGLs fractionated for a fee (Gal/day)	441,600	478,000	430,000	475,000
NGL product sales (gallons)	10,649,000	9,467,000	41,700,000	42,105,000

Michigan:
Natural gas processed for a fee (Mcf/d)	6,100	10,800	6,600	12,300
NGL product sales (gallons)	1,250,000	2,261,000	5,697,000	9,818,000
Crude oil transported for a fee (Bbl/d)	14,260	14,400	14,200	14,700

Gulf Coast: (5)
Natural gas processed for a fee (Mcf/d)	115,000	NA	115,000	NA
NGLs fractionated for a fee (Gal/day)	19,400	NA	19,400	NA

(1)          Represents sales from our wholesale business. Volumes are for the period since the Company started the line of business in February 2004.

(2)          We acquired our East Texas System in late July 2004. Volumes are for the periods of time since we acquired the facility in 2004.

(3)          We acquired our Lubbock pipeline (a/k/a the PowerTex Lateral Pipeline) in September 2003 and our Hobbs lateral pipeline in April 2004. The Lubbock and Hobbs pipelines are the only laterals we own that produce revenue on a per-unit-of-throughput basis. We receive a flat fee from our other lateral pipelines and, consequently, the throughput data from these lateral pipelines is excluded from this statistic.

(4)          Includes throughput from our Kenova, Cobb, and Boldman processing plants.

(5)          We acquired our Javelina gathering system in November 2005. Volumes are for the periods of time since we acquired the facility in 2005.